Exhibit 99.1

FOR IMMEDIATE RELEASE

Genoptix Contacts:

Marcy Graham	Joleen Schultz
Sr. Director, Investor Relations	Principal
Genoptix, Inc.	Mentus
760-930-7150	858-455-5500 ext 215
investorrelations@genoptix.com	jschultz@mentus.com

GENOPTIX REPORTS STRONG FINANCIAL RESULTS FOR FIRST QUARTER 2008

CARLSBAD, Calif. — May 8, 2008 - Genoptix, Inc. (NASDAQ: GXDX), a specialized laboratory service provider, today reported revenues of $22.3 million for the first quarter ended March 31, 2008, as compared to revenues of $10.7 million for the comparable period in 2007.  The first quarter 2008 results include a $651 thousand benefit from changes in accounting estimates relating to 2007.

“We started the year with another quarter of strong operational results, increasing sales by 20% over the fourth quarter of 2007 and 109% from a year ago,” said Tina Nova Bennett, Ph.D., President and CEO of Genoptix.  “A growing customer base and improving case volumes continue to drive revenues as customer adoption of our services grows in regions across the country.”

The Company also reported GAAP net income of $5.0 million for the first quarter ended March 31, 2008, compared to net income of $1.3 million for the first quarter ended March 31, 2007.  Diluted earnings per share, or EPS, for the first quarter of 2008 was $0.29 based on 17.5 million weighted average common shares outstanding, including $0.05 of negative impact from increased costs associated with non-cash stock-based compensation expense, which includes the launch of our employee stock purchase program at the start of 2008.

The Company completed its initial public offering, or IPO, on November 2, 2007.  On a pro forma basis, assuming conversion of all outstanding preferred stock, diluted EPS for the three months ended March 31, 2007 would have been $0.10 (see “Pro Forma Net Income Per Share” table below).

Gross profit for the first quarter of 2008 improved to $13.1 million, or 59% of revenues, from $6.0 million, or 56% of revenues, for the first quarter of 2007, a 118% improvement year-over-year resulting primarily from continued increases in sales and operational leverage gained from additional case volumes.

Operating expenses for the first quarter of 2008 increased to $9.0 million from $4.6 million in the first quarter of 2007.  These expenses consisted primarily of additional investment in organizational growth efforts and ultimately contributed to operating income of $4.2 million in the first quarter of 2008, or 19% of revenues, as compared to $1.4 million, or 13% of revenues, during the same period in 2007.

As of March 31, 2008, the Company’s cash and cash equivalents and investment securities available-for-sale totaled $84.7 million.  For the first quarter of 2008, cash generated from operations was $581 thousand, while purchases of capital equipment for the same period totaled $1.3 million.  The quarter closed with bad debt expense of 2.8% of total revenues and average days sales outstanding, or DSO, of 64 days, an increase over prior periods due to the timing of receipt of certain payments, which were collected at the beginning of April, 2008.

“We executed well on our major initiatives, hiring new sales representatives to drive increases in the number of active customers we service and adding hematopathologists to Cartesian’s medical staff to effectively manage the resulting increase in case volumes,”  said Sam Riccitelli, Genoptix EVP and COO.  “Our solid operational execution and resulting cash flows will continue to support our reinvestment in future growth as the year progresses.”

Performance Outlook

Based on first quarter results, Genoptix is adjusting its performance outlook for the full-year 2008, and now expects revenues of between $90 and $95 million with net income near the high end of the previously provided range of between $15 and $17 million (assuming an average annual tax rate of 5%).  This includes the impact of an estimated $6 million in non-cash stock-based compensation, an increase resulting primarily from expenses associated with the initiation of the Company’s most recent equity incentive programs.

GAAP earnings per diluted share are now expected to be at the high end of the previously provided range of $0.85 to $0.95 for the full year 2008.

Based on continued infrastructure expansion and implementation of its strategic plan, the Company is projecting capital expenditures of approximately $6 million for the full-year 2008.

Conference Call Information

A conference call will take place on Thursday, May 8, 2008, at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time), hosted by President and CEO Tina Nova Bennett, Ph.D., and other members of senior management. To access the live conference call via phone, dial 866-277-1181 in the U.S. or Canada and 617-597-5358 for international callers.  Please specify to the operator that you would like to join the “Genoptix First Quarter 2008 Earnings Conference Call.” The participant code for the call is 26333972. If you are unable to listen to the live webcast, a replay of the call will be available through Thursday, May 15, 2008.  Interested parties can access the rebroadcast by dialing 1-888-286-8010 or 1-617-801-6888 internationally and entering the reservation number 99500372.

The conference call will also be webcast live under the investor relations section of the Genoptix website at www.genoptix.com. Please connect to the Genoptix website several minutes prior to the start of the webcast to ensure adequate time for any software download that may be necessary. If you are unable to listen to the live webcast, a replay of the call will be available through Monday, June 9, 2008, on the Genoptix website at www.genoptix.com.

About Genoptix, Inc.

Genoptix is a specialized laboratory service provider focused on delivering personalized and comprehensive diagnostic services to community-based hematologists and oncologists. Genoptix is headquartered in Carlsbad, California.

Non-GAAP Financial Measures

In addition to disclosing financial results calculated in accordance with generally accepted accounting principles (GAAP), this release contains non-GAAP financial measures. The diluted EPS information for the three months ended March 31, 2007 assumes the conversion of all outstanding preferred stock at the beginning of the period.  The Company believes that the non-GAAP financial measures included in this release provide meaningful supplemental information to both management and investors that is indicative of the Company’s core operating results. The Company believes these non-GAAP financial measures facilitate comparison of operating results across reporting periods, and uses these non-GAAP financial measures when evaluating its financial results, as well as for internal planning and forecasting purposes. These non-GAAP financial measures should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP that are also included in this release.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Any statements in this press release regarding the Company’s business that are not historical facts may be considered “forward-looking statements,” including statements regarding the value of the Company’s services, the success of the Company’s business model, improving case volumes, increasing revenues, customer adoption and growth, the Company’s ability to continue to invest in future growth and expand its business and consistently provide specialized, personalized and comprehensive diagnostic services, the Company’s growth prospects, DSOs, and the Company’s financial guidance for 2008. Forward-looking statements are based on management’s current preliminary expectations and are subject to risks and uncertainties, which may cause the Company’s results to differ materially and adversely from the statements contained herein. Some of the potential risks and uncertainties that could cause actual results to differ from the results predicted include, without limitation, commercial and governmental reimbursement decisions, compliance and regulatory risks, the Company’s ability to hire personnel and manage its growth and the competitive landscape within our industry.  These and other risks and uncertainties are detailed in the Company’s annual report on Form 10-K for the full-year period ended December 31, 2007 that was filed with the United States Securities and Exchange Commission on February 12, 2008 and in subsequent filings with the SEC.  Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made. Genoptix undertakes no obligation to update any forward-looking statements to reflect new information, events or circumstances after the date they were made, or to reflect the occurrence of unanticipated events.

[Financial tables follow]

GENOPTIX, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except par value)

	March 31,	December 31,
	2008	2007
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$31,933	$50,624
Investment securities available-for-sale	52,729	34,836
Accounts receivable, net of allowance for doubtful accounts	15,213	9,013
Other current assets	1,276	1,409
Total current assets	101,151	95,882
Property and equipment, net	3,096	1,950
Other long-term assets	78	—
Total assets	$104,325	$97,832

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$5,691	$4,312
Accrued compensation	2,312	2,496
Deferred revenues	68	95
Total current liabilities	8,071	6,903
Deferred rent, net of current portion	332	324
Commitments and contingencies
Stockholders’ equity:
Preferred stock	—	—
Common stock	16	16
Additional paid-in capital	132,853	132,532
Accumulated other comprehensive income	42	53
Accumulated deficit	(36,989)	(41,996)
Total stockholders’ equity	95,922	90,605
Total liabilities and stockholders’ equity	$104,325	$97,832

GENOPTIX, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except per share data)

	Three Months Ended
	March 31,
	2008	2007

Revenues	$22,298	$10,651
Cost of revenues	9,175	4,637
Gross profit	13,123	6,014
Operating expenses:
Sales and marketing expenses	4,261	2,321
General and administrative expenses	4,388	2,134
Research and development expenses	317	178
Total operating expenses	8,966	4,633
Income from operations	4,157	1,381
Interest income	931	48
Interest expense	—	(82)
Other income	28	29
Income before income taxes	5,116	1,376
Provision for income taxes	(109)	(51)
Net income	$5,007	$1,325

Net income per share: (1)(2)
Basic	$0.31	$—
Diluted	$0.29	$—

Shares used to compute net income per share: (1)(2)
Basic	16,156	154
Diluted	17,493	154

(1)

As a result of the conversion of the Company’s preferred stock into 11,032 shares of common stock upon completion of the Company’s initial public offering in November 2007, there is a lack of comparability in the basic and diluted net income per share amounts for the periods presented above.

(2)

For the three months ended March 31, 2007, the Company’s net income of $1,325 was allocated to preferred stockholders for purposes of calculating net income per share pursuant to the terms of the preferred stock, resulting in $0 of net income allocable to common stockholders.

GENOPTIX, INC.

PRO FORMA NET INCOME PER SHARE (1)

(Unaudited)

	Three Months Ended
	March 31,
		Pro forma
	2008	2007
	(in thousands, except per share data)
Numerator:
Net income allocable to common stockholders	$5,007	$1,325

Denominator:
Weighted average shares of common stock outstanding	16,185	197
Weighted average unvested shares of common stock subject to repurchase	(29)	(43)
Adjustments to reflect the weighted average effect of the assumed conversion of convertible preferred stock (1)	—	11,032

Pro forma weighted average shares of common stock outstanding - basic	16,156	11,186
Dilutive effect of common equivalent shares	1,337	1,532

Pro forma weighted average shares of common stock outstanding - diluted	17,493	12,718

Pro forma net income per share (1):
Basic	$0.31	$0.12
Diluted	$0.29	$0.10

(1)

As a result of the conversion of the Company’s preferred stock into 11,032 shares of common stock upon completion of the Company’s initial public offering in November 2007, there is a lack of comparability in the basic and diluted net income per share amounts for the periods presented above.

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